Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-11) and related Preliminary Prospectus of Pacific Oak Strategic Opportunity REIT, Inc. (formerly known as KBS Strategic Opportunity REIT, Inc.) for the registration of $1,000,000,000 of Class T, S, D and I shares of its common stock and to the incorporation by reference therein of our report dated March 8, 2019, with respect to the consolidated financial statements and schedule of KBS Strategic Opportunity REIT, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

January 22, 2020